AMENDMENT TO WARRANT AGREEMENT

AMENDMENT TO WARRANT AGREEMENT (this “Amendment”), dated as of October 4, 2018, is by and between Reed’s, Inc., a Delaware corporation (the “Company”) and Raptor/Harbor Reeds SPV LLC, a Delaware limited liability company (“Raptor”).

RECITALS

WHEREAS, Raptor is the holder of a warrant to purchase 750,000 shares of common stock of Reed’s, Inc. (“Warrant”), which Warrant was issued on December 22, 2017 pursuant to that certain Backstop Commitment Agreement by and between the parties dated December 6, 2017, as amended.

WHEREAS, the Company is refinancing its first priority secured debt pursuant to that certain Finance Agreement by and between the Company and Rosenthal & Rosenthal, Inc. of even date herewith (“Transaction”);

WHEREAS, Raptor is facilitating the Transaction by causing one or more of its affiliates to issue an irrevocable stand-by-letter of credit in favor of Rosenthal, naming Rosenthal as beneficiary, in amount not less than one million five hundred thousand dollars ($1,500,000) (“LC”); and

WHEREAS, in consideration for the LC, the Company has agreed to amend the Warrant, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Amendment, and for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and Raptor agree as follows:

AGREEMENT

I. AMENDMENT TO WARRANT. Subject to the closing of the Transaction on or before October 5, 2018, the Exercise Price (as defined in the Warrant) is hereby changed from $1.50 to $1.10. If the Transaction is not consummated by October 5, 2018, this Amendment shall be null and void.

II. MISCELLANEOUS.

(a) Entire Agreement. The terms and conditions of this Amendment shall be incorporated by reference in the Warrant as though set forth in full in the Warrant. In the event of any inconsistency between the provisions of this Amendment and any other provision of the Warrant, the terms and provisions of this Amendment shall govern and control. Except to the extent specifically amended or superseded by the terms of this Amendment, all of the provisions of the Warrant shall remain in full force and effect to the extent in effect on the date of this Amendment. The Warrant, as modified by this Amendment, constitutes the complete agreement among the parties and supersedes any prior written or oral agreements, writings, communications or understandings of the parties with respect to the subject matter the Warrant.

(b) Headings. Section headings used in this Amendment are for convenience of reference only, are not part of this Amendment, and are not to be taken into consideration in interpreting this Amendment.

(c) Recitals. The recitals set forth at the beginning of this Amendment are true and correct, and such recitals are incorporated into and are a part of this Amendment.

(d) Effect. Upon the effectiveness of this Amendment, from and after the date of this Amendment, each reference in the Warrant to “this Warrant,” “hereunder,” “hereof,” or words of like import shall mean and be a reference to the Warrant as amended by this Amendment.

(e) No Novation. Except as expressly provided in Section I above, the execution, delivery, and effectiveness of this Amendment shall not (a) limit, impair, constitute a waiver of, or otherwise affect any right, power, or remedy of Raptor under the Warrant, (b) constitute a waiver of any provision in the Warrant, or (c) alter, modify, amend, or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in the Warrant all of which are ratified and affirmed in all respects and shall continue in full force and effect.

(f) Counterparts. This Amendment may be executed in identical counterpart copies, each of which shall be an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

REED’S INC.,
a Delaware corporation

/s/ Valentin Stalowir
By:	Valentin Stalowir
Its:	Chief Executive Officer

RAPTOR/ HARBOR REED’S SPV, LLC,
a Delaware limited liability company

/s/ Daniel J. Doherty III
By:	Daniel J. Doherty III
Its:	Authorized Signatory

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